Exhibit 10.6
Cyclone Power Technologies, Inc
601 NE 26th Ct.
Pompano Beach, FL 33064

June 1, 2010
Bruce Schames
1515 University Dr., Ste 226
Coral Springs, FL 33071

Dear Bruce:

The following is our formal proposal regarding your employment as Cyclone’s Chief Financial Officer. Please indicate your agreement with these terms, by signing below.

1.	Duties

-	Train executive assistant to perform necessary bookkeeping/accounting functions;
-	Develop and implement cost accounting system including part numbering system, and provide guidance, methods and procedures, as required, in data gathering process to ensure proper cost accounting;
-	Develop, document and implement system of internal controls;
-	Oversee and prepare financials for quarterly review and year-end audit, and sign such filings, including Management Representation letters, as the company’s CFO;
-	Provide financial/accounting guidance and direction when requested by management or the Board, including review of contracts, stock offerings, compensation/ incentive plans and similar materials;
-	Present financial statements to, and attend meetings or conference calls as reasonably requested with, potential investors, bankers and other groups;
-	Prepare and file federal and any applicable state income tax returns; and
-	Such other duties commonly undertaken by a CFO.

Your duties shall not include human resources unless otherwise agreed.

2.	Compensation

$6,000/month; provided however, (1) $1,000 each month will be paid in restricted common stock at a price equal a 40% discount off the previous five-day weighted closing average of the Company’s common stock; and (2) the following amounts net of the amount paid in stock will be deferred until we have adequate funding and/or revenue (in the good faith determination of the Board):
-	$2,500/month in January, February, June, July, September, October and December;
-	$1,500/month in March, May, August and November (when we file Quarterly Reports and file tax returns)
-	None in April (when we file the Annual Report)

All compensation set forth herein shall commence and be payable as of April 15, 2010.

Any deferred compensation may be converted to restricted common stock at any time at your option. The price per share shall be equal to a 40% discount off the previous five-day weighted closing average of the Company’s common stock at the time of conversion.

Additionally, you will receive 150,000 stock options per quarter at the going market price (weighted average 5-day closing price), issued on the last day of each quarter, vesting 12 months from issuance and exercisable for 10 years. Options will provide for cashless exercise, and be pro-rated monthly in case of early buy-out of Company or your termination not-for-cause.

As the officers and directors receive other benefits and bonuses, you will be eligible to receive those as well.   You will be compensated as an employee, and given all legal protections under Florida law and our Bylaws as are afforded employees of the Company. As the Company obtains D&O insurance, you will be covered under that policy as well.

3.	Term and Termination

Your employment will continue from year-to-year.

Either you or the Company may terminate this employment on 60 days notice.

If the Company terminates you other than for cause, you shall receive your compensation due through the date of termination plus a good faith repayment plan for any deferred and unpaid compensation.

If you leave or are terminated for cause, you shall not be paid any deferred compensation and any unvested options shall terminate immediately. “Cause” is defined as gross negligence or willful misconduct that injures or may reasonably injure the Company.

4.	Other

You shall sign separately from this letter agreement the company’s Confidentiality and Work Product/Innovations agreements.

Any disagreement arising from the terms of this letter shall be brought before binding arbitration in Broward County, Florida.

Thank you for the work you have done for Cyclone to date, and we look forward to working together in the future.

Sincerely,

/s/ Frankie Fruge
Frankie Fruge, COO
Agreed and Accepted:

/s/Bruce Schames
Bruce Schames
Date: 6/1/10